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                                                                    EXHIBIT 10.4

                       UNION PACIFIC RESOURCES GROUP INC.
                           DEFERRED COMPENSATION PLAN
                           FOR THE BOARD OF DIRECTORS
                              AMENDED AND RESTATED
                             EFFECTIVE JUNE 1, 1997


1.       PURPOSE

         The purpose of this Plan is to provide a means for deferring payment of all or a portion of any cash compensation, excluding expenses, payable to Directors for their service on the Board of Directors (the "Board") of Union Pacific Resources Group Inc. (the "Company") in accordance with the By-Laws of the Company. Such compensation eligible to be deferred is referred to herein as "Compensation".

2.       ELIGIBILITY

         Any individual serving as a member of the Board as of the effective date of this Plan or who subsequently becomes a member is eligible under this Plan, provided that no member who is an employee of the Company or any of its subsidiaries shall be eligible under this Plan.

3.       PRIOR PLAN

         Any person who terminated service as a Director prior to the effective date of this Plan and who participated in and is entitled to benefits under the Union Pacific Resources Group Inc. Stock Unit Grant and Deferred Compensation Plan for the Board of Directors, effective September 28, 1995 (the "Prior Plan") shall continue to have such rights and be subject to such restrictions as would pertain to him or her under the Prior Plan. Any person who is a Director on the effective date of this Plan and who participated in and is entitled to benefits under the Prior Plan shall now have such rights and be subject to such restrictions as would pertain to him or her under this Plan; provided, however, that under no circumstances shall any benefits or rights under the Prior Plan be diminished or impaired by this Plan.

4.       ELECTION

         Election to defer Compensation is to be made on or before December 31 of any year for Compensation for services as a member of the Board for the following and later calendar years.

         Election to defer is a continuing election until changed by the Director on or before December 31 of any year for the then following and later calendar years. However, once an election is made (and effective), subsequent elections will have no effect on the amounts, timing and manner of payment covered by the previous election.


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         Any newly elected Director who was not a Director on the preceding
         December 31 may elect, before his or her term begins, to defer Compensation for services as a member of the Board for the balance of the calendar year in which such election is made.

         Any Director who has not previously made a deferral election because such Director was not eligible to participate in this Plan, may elect, prior to the calendar quarter for which Compensation will initially be paid, to defer Compensation for services as a member of the Board for the balance of the calendar year in which such election is made.

         Forms shall be made available to Directors each year for the purpose of making or changing their election.

5.       AMOUNT

         All or any portion, in multiples of 10%, of a Director's Compensation may be deferred.

6.       DEFERRED ACCOUNTS

         Each Director shall have a Stock Unit Account and a Fixed Income Account (together, the "Accounts"). Amounts deferred pursuant to paragraph 4 may be credited to either Account, at the election of the Director made at the time of the deferral election, in multiples of 10% of such Director's Compensation.

         (a)     STOCK UNIT ACCOUNT

                 (i) Amounts deferred and credited to the Stock Unit Account shall be converted into whole Stock Units on the basis of the Fair Market Value of the Company's Common Stock on the first business day of the month following the quarter in which the Compensation was earned, and cash shall be credited to the Stock Unit Account in lieu of any fractional Stock Unit. "Fair Market Value" on a date means the average of the high and low trading prices per share on that date, as reported in The Wall Street Journal listing of consolidation trading for New York Stock Exchange issues.

                 (ii) On the payment date for each cash dividend or other cash distribution with respect to the Company's Common Stock, each Director's Stock Unit Account shall be credited with an amount equal to the amount of the per share dividend or distribution, multiplied by the number of Stock Units in such Account, and, if such Director is then serving as a member of the Board, shall be converted into whole Stock Units on the basis of the Fair Market Value of the Company's Common Stock on the payment date for such dividend or distribution, and cash shall be credited to the Stock Unit Account in lieu of any fractional Stock Units. If a Director is no longer serving as a member of





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                          the Board on the payment date for such dividend or
                          distribution, the amount representing such dividend or distribution shall be paid out of the Stock Unit Account to such Director as soon as practicable after the payment date for such dividend or distribution. Except as provided in the preceding sentence, any cash credited to a Director's Stock Unit Account shall be added to other cash credited to such Account and converted into a whole Stock Unit on the date sufficient cash exists to purchase a whole Stock Unit, based on the Fair Market Value of the Company's Common Stock on such date.

                 (iii) In the event of a subdivision or combination of shares of Company Stock, the number of Stock Units credited to the Stock Unit Accounts on the effective date of such subdivision or combination shall be proportionately subdivided or combined as the case may be. No adjustment shall be made in Stock Units in connection with the issuance by the Company of any rights or options to acquire additional shares of Company Common Stock or securities convertible into Company Common Stock. In the event of any stock dividend or reclassification of Company Common Stock, any merger or consolidation to which the Company is a party, or any spinoff of shares or distribution of property other than cash with respect to the Company Common Stock, the Committee shall cause appropriate adjustments, if any, to be made in the Stock Units to reflect such stock dividend, reclassification, merger or consolidation, spinoff or distribution of property.

         (b) FIXED INCOME ACCOUNT. Amounts credited to the Fixed Income Account shall earn interest compounded quarterly, from the date the Compensation would otherwise have been paid until it is actually paid in full. The rate of interest shall be set at an annual rate equal to the average for the previous four years of the interest rates for the months of December in each such years on Moody's A Public Utility Bond Yields and Moody's A Corporate Bond Yields.

7.       DISTRIBUTION

         All distribution from Accounts shall be made in cash. For purposes of distributions from the Stock Unit Account, each Stock Unit shall be converted into an amount of cash equal to the Fair Market Value of one share of the Company's Common Stock on the first business day of the month in which such distribution is made. The Director must elect, at the same time and on the same form provided to elect a deferral of Compensation, the timing and manner of payment of such Compensation.

         - TIMING OF PAYMENT: Distributions from the Accounts shall begin following termination from the Board for any reason, provided that in the case of distributions from the Fixed Income Account, the Director may elect that distributions begin following retirement from the Director's principal occupation.





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         -       MANNER OF PAYMENT: The Director may elect to receive payment from the Accounts in a lump sum or in a number of annual installments of an aggregate amount of cash equal to the value of the accounts maintained for the Director in the Accounts at the Valuation Date next preceding the installment payment divided by the remaining number of such annual installments. The installments may be paid over a period of either 5 or 10 years.

         The lump sum or first installment is to be paid in January of the year following the year of termination or retirement, as elected by the Director, and any remaining installments in January of each succeeding year until the total balance is paid.

         Distributions from the Stock Unit Account in installments shall be based on equal numbers of Stock Units in each installment.

         In the event of the death of a Director then serving as a member of the Board or a terminated or retired Director entitled to a distribution under this Plan, the balance of theAccounts shall be payable to the estate or designated beneficiary in full during the January of the year following the year of such Director's, terminated Director's or retired Director's death.

         The Director may designate his or her beneficiary at the same time he or she elects deferral of Compensation. However, the latest designated beneficiary will be the beneficiary or beneficiaries for the total of all distributions from the Accounts. The designated beneficiary may be changed at any time on a form provided by the Secretary of the Company, provided that no designation will be effective unless it is filed with the Secretary of the Company prior to the Director's death.

8.       UNFUNDED PLAN

         The liability of the Company to any Director, terminated Director, retired Director or his or her estate or designated beneficiary under the Plan shall be that of a debtor only pursuant to such contractual obligations as are created by the Plan, and no such obligation of the Company shall be deemed to be secured by any assets, pledges, or other encumbrances on any property of the Company.

9.       INALIENABILITY OF DEFERRED COMPENSATION

         Except to the extent of the rights of a designated beneficiary, no distribution pursuant to, or interest in, the Plan may be transferred, assigned, pledged or otherwise alienated and no such distribution or interest shall be subject to legal process or attachment for the payment of any claims against any individual entitled to receive the same.





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10.      CONTROLLING STATE LAW

         All questions pertaining to the construction, regulation, validity and effect of the Plan shall be determined in accordance with the laws of the State of Texas.

11.      AMENDMENT

         The Board of Directors of the Company in its sole discretion may amend, suspend or terminate the Plan at any time. However, any such amendment, suspension or termination of the Plan may not adversely affect any Director's or his or her beneficiary's rights with respect to Compensation previously deferred.

12.      ADMINISTRATION

         Administration of the Plan will be coordinated by the Finance Department of the Company. Administration will include, but not be limited to, crediting of deferred compensation, dividends and accrued interest to individual Director accounts and ultimate disbursement of deferred amounts.

13.      EFFECTIVE DATE

         This Plan shall become effective June 1, 1997, applicable only to compensation for services rendered on or after that date.





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